ActiveShares® ETF Trust

620 Eighth Avenue

New York, New York 10018

February 24, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	ActiveShares® ETF Trust
Pre-Effective Amendment No. 2 to the
Registration Statement on Form N-1A
(File Nos. 333-234497 and 811-23487)

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, ActiveShares® ETF Trust (the “Registrant”), a Maryland statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the “Registration Statement”) that was filed with the SEC on January 27, 2020 on behalf of the Registrant for the purpose of registering shares of the ClearBridge Focus Value ETF (the “Fund”) (Accession No. 0001193125-20-015437), be accelerated so that such Post-Effective Amendment may become effective on February 26, 2020, or as soon thereafter as practicable.

Sincerely,

ActiveShares® ETF Trust

By: /s/ Jane Trust

Name: Jane Trust

Title: President and Chief Executive Officer

Legg Mason Investor Services, LLC

100 International Drive

Baltimore, Maryland 21202

February 24, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	ActiveShares® ETF Trust
Pre-Effective Amendment No. 2 to the
Registration Statement on Form N-1A
(File Nos. 333-234497 and 811-23487)

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Legg Mason Investor Services, LLC, as distributor to ActiveShares® ETF Trust (the “Registrant”), a Maryland statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the “Registration Statement”) that was filed with the SEC on January 27, 2020 on behalf of the Registrant for the purpose of registering shares of the ClearBridge Focus Value ETF (the “Fund”) (Accession No. 0001193125-20-015437), be accelerated so that such Post-Effective Amendment may become effective on February 26, 2020, or as soon thereafter as practicable.

Sincerely,

Legg Mason Investor Services, LLC

By: /s/ Kenneth Cieprisz

Name: Kenneth Cieprisz

Title: Vice President and Chief Compliance Officer